Exhibit 99.1

For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O'Loughlin
312-564-6076
joloughlin@theprivatebank.com

PrivateBancorp Reports Second Quarter 2015 Earnings
Earnings per share of $0.58 for second quarter 2015, compared to $0.52 for second quarter 2014 and first quarter 2015

CHICAGO, July 16, 2015 - PrivateBancorp, Inc. (NASDAQ: PVTB) today reported net income of $46.4 million, or $0.58 per diluted share, for the second quarter 2015, compared to $40.8 million, or $0.52 per diluted share, for the second quarter 2014, and $41.5 million, or $0.52 per diluted share, for the first quarter 2015. For the six months ended June 30, 2015, the Company had net income of $87.9 million, or $1.10 per diluted share, compared to $75.3 million, or $0.96 per diluted share, for the six months ended June 30, 2014.

“We drove top-line growth in the second quarter through our consistent focus on providing high-touch client solutions to commercial middle market companies,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “We increased net interest income and fee revenue in the quarter as we added new clients and expanded our relationships with existing clients. This drove an 11 percent increase in net revenue year over year to $158.7 million and a 14 percent increase in net income to $46.4 million.

“I am pleased with our strong results in the first two quarters of this year as we continue to capitalize on our ability to help our clients achieve their business goals,” Richman continued. “I believe we are well positioned for the second half of 2015 as we continue to leverage the strength of our experienced teams to build lasting relationships with our clients.”

Second Quarter 2015 Highlights

•
Total loans grew to $12.5 billion, up $1.4 billion, or 13 percent, from a year ago and up $372.8 million, or 3 percent, from March 31, 2015, driven by growth in commercial and industrial and commercial real estate loans.

•
Total deposits were $13.4 billion, a decline of $712.8 million, or 5 percent, from March 31, 2015, reflecting the expected client redeployment of transaction-related funds received during the first quarter. Deposits were up $1.2 billion, or 9 percent, from a year ago.

•
Net interest margin was 3.17 percent, declining from 3.21 percent both for the second quarter 2014 and the first quarter 2015, primarily driven by a lower level of loan fees and continued yield compression.

•
Net revenue of $158.7 million benefited from growth in earning assets and improvement in fee income, increasing 11 percent from the second quarter 2014 and up slightly from the first quarter 2015. Excluding a one-time gain related to the Norcross, Ga., branch sale in the first quarter 2015, net revenue improved by 4 percent on a sequential basis.

•
The provision for loan and covered loan losses was $2.1 million, compared to $327,000 for the second quarter 2014 and $5.6 million for the first quarter 2015. The current quarter's provision was impacted by the release of specific reserves established in earlier periods.

•
Return on average assets was 1.15 percent and return on average common equity was 11.9 percent for the second quarter 2015. In comparison, return on average assets was 1.07 percent and return on average common equity was 11.1 percent for the first quarter 2015.

Operating Performance

Net interest income was $124.6 million in the second quarter 2015, an increase of 11 percent compared to the second quarter 2014 and 2 percent compared to the first quarter 2015, primarily reflecting growth in average loans. Average loan balances increased 13 percent from the second quarter 2014 and 3 percent from the first quarter 2015. Compared to the second quarter 2014, net interest income also benefited from interest savings of $1.9 million largely related to the trust preferred securities redemption in the fourth quarter 2014.

Net interest margin was 3.17 percent in the second quarter 2015, compared to 3.21 percent in both the second quarter 2014 and the first quarter 2015. Compared to the first quarter 2015, net interest margin was primarily impacted by lower loan yields, which declined by seven basis points largely due to lower loan fees. Loan fees declined by five basis points, including the impact of a large fee collected in the prior quarter. The remaining decline in loan yields from the first quarter 2015 reflects lower contractual interest rates on a total portfolio basis, partially mitigated by an increase in one-month LIBOR. Interest-bearing deposit costs remained stable on a sequential basis. Compared to the second quarter 2014, net interest margin was impacted by lower loan yields and higher levels of average cash equivalents, which was partially offset by the benefit from the trust preferred securities redemption.

Noninterest income was $33.1 million in the second quarter 2015, compared to $30.3 million for the second quarter 2014 and $33.5 million for the first quarter 2015. Excluding a $4.1 million gain on the branch sale included in the first quarter 2015, non-interest income increased 12 percent on a sequential basis. Treasury management fees grew to $7.4 million in the second quarter 2015, up 11 percent from the second quarter 2014 and up slightly from the first quarter 2015. Continued success in cross-sell activities drove higher treasury management volume. Syndication fees of $5.4 million in the second quarter 2015 were comparable to the second quarter 2014 and more than doubled from the first quarter 2015. The current quarter benefited from a higher volume of transactions compared to the first quarter. Syndication fees will vary from quarter to quarter depending on the mix of loans originated and distributed.

Capital markets revenue was $4.9 million in the second quarter 2015, comparable to the second quarter 2014 and up $747,000 from the first quarter 2015. Excluding the impact of the credit valuation adjustment, capital markets revenue was $4.3 million in the second quarter 2015, down from $5.3 million in the second quarter 2014 and $5.0 million for the first quarter 2015. Foreign exchange revenue grew 33 percent from the first quarter 2015 reflecting increased client penetration. The demand for interest rate derivatives continues to be influenced by rate environment expectations.

Assets under management and administration were $7.5 billion as of June 30, 2015, growing from $6.4 billion a year ago and $7.3 billion at March 31, 2015, due to continued focus on cross-selling asset management services to banking clients and ongoing client development in this business. Asset management revenue was $4.7 million in the second quarter 2015, up compared to $4.4 million for both the second quarter 2014 and the first quarter 2015. Mortgage banking grew 58 percent from the second quarter 2014 and 10 percent from the first quarter 2015, primarily reflecting favorable market conditions and active client development.

Expenses

Noninterest expense was $81.9 million for the second quarter 2015, compared to $75.5 million for the second quarter 2014 and $83.1 million for the first quarter 2015. The efficiency ratio was 51.6 percent for the second quarter 2015, compared to 52.6 percent for the second quarter 2014 and 53.1 percent for the first quarter 2015.

Salaries and benefits expense declined $2.3 million from the first quarter 2015. First quarter's seasonally higher payroll taxes and benefits expenses were partially offset by a full quarter's impact of annual salary adjustments and additional performance-based incentive compensation accruals. Compared to the second quarter 2014, salaries and employee benefits increased $5.6 million due to annual salary adjustments, additional hires made throughout the period, and higher incentive compensation accruals based on improved performance.

Net foreclosed property expense declined $2.2 million from the second quarter 2014 and $743,000 from the first quarter 2015, reflecting a lower amount of writedowns and carrying costs on a reduced amount of foreclosed property (OREO). Marketing expense increased $1.1 million from the second quarter 2014 and the first quarter 2015 and included additional advertising and branding expenses, including the launch of an advertising campaign in the current quarter.

Credit Quality

The allowance for loan losses as a percentage of total loans was 1.25 percent at June 30, 2015, compared to 1.29 percent at March 31, 2015. The provision for loan losses was $2.1 million for the second quarter 2015, compared to $2.0 million for the second quarter 2014 and $5.5 million for the first quarter 2015. The current quarter's provision was impacted by loan growth, some credit migration, and favorable developments relating to several nonperforming loans that reduced specific reserve requirements. Specific reserves at June 30, 2015, declined to $7.5 million compared to $15.6 million at March 31, 2015. Net charge-offs to average loans were 0.05 percent for the second quarter 2015, consistent with the first quarter 2015.

Nonperforming assets were 0.44 percent of total assets at June 30, 2015, down from 0.53 percent at March 31, 2015. At June 30, 2015, nonperforming loans were $56.6 million, compared to $71.0 million at March 31, 2015. OREO declined 3 percent during the current quarter to $15.1 million at June 30, 2015.

Credit quality results exclude covered assets acquired through an FDIC-assisted transaction that are subject to a loss sharing agreement.

Balance Sheet

Total assets were $16.2 billion at June 30, 2015, compared to $14.6 billion at June 30, 2014, and $16.4 billion at March 31, 2015. Total loans of $12.5 billion increased 13 percent from June 30, 2014, and 3 percent from March 31, 2015, primarily driven by growth in commercial and industrial loans, as well as commercial real estate loans. At June 30, 2015, total commercial loans (including owner-occupied commercial real estate) comprised 67 percent of total loans, and commercial real estate and construction represented 27 percent of total loans.

Total liabilities were $14.6 billion at June 30, 2015, compared to $13.2 billion at June 30, 2014, and $14.8 billion compared to March 31, 2015. Total deposits were $13.4 billion at June 30, 2015, up 9 percent from June 30, 2014, and up 2 percent from year end. As anticipated, deposits declined 5 percent from March 31, 2015, primarily attributable to several commercial clients redeploying transaction-related funds received during the first quarter. The deposit base is predominately comprised of commercial client balances, which will fluctuate from time to time based on their business and liquidity needs. At June 30, 2015, the loan-to-deposit ratio was 94 percent, compared to 91 percent as of June 30, 2014, and 86 percent as of March 31, 2015.

Capital

As of June 30, 2015, the total risk-based capital ratio was 12.41 percent, the Tier 1 risk-based capital ratio was 10.49 percent, and the leverage ratio was 10.24 percent. The common equity Tier 1 ratio was 9.41 percent and the tangible common equity ratio was 9.22 percent at the end of the second quarter 2015.

Quarterly Conference Call and Webcast Presentation

PrivateBancorp will host a conference call Thursday, July 16, 2015, at 10 a.m. CT. The call may be accessed by telephone at (888) 782-9127 (U.S. and Canada) or (706) 634-5643 (International) and entering passcode #72801553. A live webcast of the call can be accessed at investor.theprivatebank.com. A rebroadcast will be available beginning approximately two hours after the call until midnight ET July 30, 2015, by calling (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and entering passcode #72801553.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiary The PrivateBank, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities it serves. As of June 30, 2015, the Company had 34 offices in 11 states and $16.2 billion in assets. The Company’s website is www.theprivatebank.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts may constitute forward-looking statements within the meaning of federal securities laws. Our ability to predict results or the actual effects of future plans, strategies or events is inherently uncertain. Factors which could cause actual results to differ from those reflected in forward-looking statements include:

•	continued uncertainty regarding U.S. and global economic outlook that may impact market conditions or affect demand for certain banking products and services;

•	unanticipated developments in pending or prospective loan transactions or greater-than-expected paydowns or payoffs of existing loans;

•	unanticipated changes in interest rates or an extended period of continued historically low interest rates;

•	competitive pressures in the financial services industry relating to both pricing and loan structures, which have led to ongoing compression in loan yields and may impact our growth rate;

•
unforeseen credit quality problems or changing economic conditions that could result in charge-offs greater than we have anticipated in our allowance for loan losses or changes in value of our investments;

•	an inability to attract sufficient or cost-effective sources of liquidity or funding as and when needed;

•	unanticipated losses of one or more large depositor relationships, or other significant deposit outflows;

•	loss of key personnel or an inability to recruit appropriate talent cost-effectively;

•
greater-than-anticipated costs to support the growth of our business, including investments in technology, process improvements or other infrastructure enhancements, or greater-than-anticipated compliance costs or regulatory burdens; or

•
failures or disruptions to, or compromises of, our data processing or other information or operational systems, including the potential impact of disruptions or security breaches at our third-party service providers.

These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on our forward-looking statements. Readers should also consider the risks, assumptions and uncertainties set forth in the "Risk Factors" section of our Annual Report on Form 10-K for our fiscal year ended December 31, 2014, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as well as those set forth in our subsequent periodic and current reports filed with the SEC. Forward-looking statements speak only as of the date they are made and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.

Non-U.S. GAAP Financial Measures

This press release contains both financial measures based on accounting principles generally accepted in the United States (U.S. GAAP) and non-U.S. GAAP based financial measures. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry. If non-U.S. GAAP financial measures are used, the comparable U.S. GAAP financial measure, as well as the reconciliation of the non-U.S. GAAP financial measure to the comparable U.S. GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-U.S. GAAP performance measures that may be presented by other companies.

Editor's Note: Financial highlights attached. Full financial supplement available on the Company's website at investor.theprivatebank.com.

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Interest Income
Loans, including fees	$125,647	$113,696	$248,349	$223,895
Federal funds sold and interest-bearing deposits in banks	245	139	506	281
Securities:
Taxable	13,541	13,625	27,097	26,880
Exempt from Federal income taxes	1,981	1,432	3,787	2,961
Other interest income	63	59	111	92
Total interest income	141,477	128,951	279,850	254,109
Interest Expense
Interest-bearing demand deposits	966	842	1,972	1,784
Savings deposits and money market accounts	4,953	4,087	9,563	8,061
Time deposits	5,730	5,034	11,369	9,840
Short-term and secured borrowings	234	141	431	337
Long-term debt	4,972	6,496	9,900	12,984
Total interest expense	16,855	16,600	33,235	33,006
Net interest income	124,622	112,351	246,615	221,103
Provision for loan and covered loan losses	2,116	327	7,762	4,034
Net interest income after provision for loan and covered loan losses	122,506	112,024	238,853	217,069
Non-interest Income
Asset management	4,741	4,440	9,104	8,787
Mortgage banking	4,152	2,626	7,927	4,258
Capital markets products	4,919	5,006	9,091	9,089
Treasury management	7,421	6,676	14,748	13,275
Loan, letter of credit and commitment fees	4,914	4,806	10,020	9,440
Syndication fees	5,375	5,440	7,997	8,753
Deposit service charges and fees and other income	1,538	1,069	7,155	2,366
Net securities (losses) gains	(1)	196	533	527
Total non-interest income	33,059	30,259	66,575	56,495
Non-interest Expense
Salaries and employee benefits	50,020	44,405	102,381	89,025
Net occupancy and equipment expense	8,159	7,728	16,023	15,504
Technology and related costs	3,420	3,205	6,841	6,488
Marketing	4,666	3,589	8,244	6,002
Professional services	2,585	2,905	4,895	5,664
Outsourced servicing costs	2,034	1,850	3,714	3,314
Net foreclosed property expenses	585	2,771	1,913	5,594
Postage, telephone, and delivery	899	927	1,761	1,752
Insurance	3,450	3,016	6,661	5,919
Loan and collection expense	2,210	1,573	4,478	2,629
Other expenses	3,869	3,496	8,131	9,324
Total non-interest expense	81,897	75,465	165,042	151,215
Income before income taxes	73,668	66,818	140,386	122,349
Income tax provision	27,246	25,994	52,480	47,020
Net income available to common stockholders	$46,422	$40,824	$87,906	$75,329
Per Common Share Data
Basic earnings per share	$0.59	$0.52	$1.12	$0.97
Diluted earnings per share	$0.58	$0.52	$1.10	$0.96
Cash dividends declared	$0.01	$0.01	$0.02	$0.02
Weighted-average common shares outstanding	77,942	77,062	77,676	76,869
Weighted-average diluted common shares outstanding	79,158	77,806	78,837	77,612

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	2Q15	1Q15	4Q14	3Q14	2Q14
Interest Income
Loans, including fees	$125,647	$122,702	$120,649	$119,211	$113,696
Federal funds sold and interest-bearing deposits in banks	245	261	347	142	139
Securities:
Taxable	13,541	13,556	13,250	13,370	13,625
Exempt from Federal income taxes	1,981	1,806	1,683	1,529	1,432
Other interest income	63	48	49	48	59
Total interest income	141,477	138,373	135,978	134,300	128,951
Interest Expense
Interest-bearing demand deposits	966	1,006	1,026	918	842
Savings deposits and money market accounts	4,953	4,610	4,623	4,173	4,087
Time deposits	5,730	5,639	5,803	5,723	5,034
Short-term and secured borrowings	234	197	143	158	141
Long-term debt	4,972	4,928	7,507	6,570	6,496
Total interest expense	16,855	16,380	19,102	17,542	16,600
Net interest income	124,622	121,993	116,876	116,758	112,351
Provision for loan and covered loan losses	2,116	5,646	4,120	3,890	327
Net interest income after provision for loan and covered loan losses	122,506	116,347	112,756	112,868	112,024
Non-interest Income
Asset management	4,741	4,363	4,241	4,240	4,440
Mortgage banking	4,152	3,775	3,083	2,904	2,626
Capital markets products	4,919	4,172	5,705	3,253	5,006
Treasury management	7,421	7,327	7,262	6,935	6,676
Loan, letter of credit and commitment fees	4,914	5,106	4,901	4,970	4,806
Syndication fees	5,375	2,622	3,943	6,818	5,440
Deposit service charges and fees and other income	1,538	5,617	1,291	1,546	1,069
Net securities (losses) gains	(1)	534	—	3	196
Total non-interest income	33,059	33,516	30,426	30,669	30,259
Non-interest Expense
Salaries and employee benefits	50,020	52,361	46,746	46,421	44,405
Net occupancy and equipment expense	8,159	7,864	7,947	7,807	7,728
Technology and related costs	3,420	3,421	3,431	3,362	3,205
Marketing	4,666	3,578	3,687	3,752	3,589
Professional services	2,585	2,310	3,471	2,626	2,905
Outsourced servicing costs	2,034	1,680	1,814	1,736	1,850
Net foreclosed property expenses	585	1,328	1,456	1,631	2,771
Postage, telephone, and delivery	899	862	809	839	927
Insurance	3,450	3,211	3,455	3,077	3,016
Loan and collection expense	2,210	2,268	2,037	2,099	1,573
Other expenses	3,869	4,262	8,172	4,486	3,496
Total non-interest expense	81,897	83,145	83,025	77,836	75,465
Income before income taxes	73,668	66,718	60,157	65,701	66,818
Income tax provision	27,246	25,234	22,934	25,174	25,994
Net income available to common stockholders	$46,422	$41,484	$37,223	$40,527	$40,824
Per Common Share Data
Basic earnings per share	$0.59	$0.53	$0.48	$0.52	$0.52
Diluted earnings per share	$0.58	$0.52	$0.47	$0.51	$0.52
Cash dividends declared	$0.01	$0.01	$0.01	$0.01	$0.01
Weighted-average common shares outstanding	77,942	77,407	77,173	77,110	77,062
Weighted-average diluted common shares outstanding	79,158	78,512	78,122	77,934	77,806

Consolidated Balance Sheets
(Dollars in thousands)
	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
	Unaudited	Unaudited	Audited	Unaudited	Unaudited
Assets
Cash and due from banks	$185,983	$158,431	$132,211	$181,248	$247,048
Federal funds sold and interest-bearing deposits in banks	192,531	799,953	292,341	416,071	160,349
Loans held-for-sale	54,263	89,461	115,161	57,748	80,724
Securities available-for-sale, at fair value	1,698,233	1,631,237	1,645,344	1,541,754	1,527,747
Securities held-to-maturity, at amortized cost	1,199,120	1,159,853	1,129,285	1,072,002	1,066,216
Federal Home Loan Bank ("FHLB") stock	25,854	28,556	28,666	28,666	28,666
Loans – excluding covered assets, net of unearned fees	12,543,281	12,170,484	11,892,219	11,547,587	11,136,942
Allowance for loan losses	(157,051)	(156,610)	(152,498)	(150,135)	(146,491)
Loans, net of allowance for loan losses and unearned fees	12,386,230	12,013,874	11,739,721	11,397,452	10,990,451
Covered assets	30,529	32,191	34,132	65,482	81,047
Allowance for covered loan losses	(6,332)	(6,021)	(5,191)	(4,485)	(14,375)
Covered assets, net of allowance for covered loan losses	24,197	26,170	28,941	60,997	66,672
Other real estate owned, excluding covered assets	15,084	15,625	17,416	17,293	19,823
Premises, furniture, and equipment, net	37,672	38,544	39,143	39,611	40,088
Accrued interest receivable	43,442	41,202	40,531	39,701	36,568
Investment in bank owned life insurance	55,926	55,561	55,207	54,849	54,500
Goodwill	94,041	94,041	94,041	94,041	94,041
Other intangible assets	4,586	5,230	5,885	6,627	7,381
Derivative assets	47,442	56,607	43,062	34,896	47,012
Other assets	161,291	147,003	196,427	147,512	135,118
Total assets	$16,225,895	$16,361,348	$15,603,382	$15,190,468	$14,602,404
Liabilities
Demand deposits:
Noninterest-bearing	$3,702,377	$3,936,181	$3,516,695	$3,342,862	$3,387,424
Interest-bearing	1,304,270	1,498,810	1,907,320	1,433,429	1,230,681
Savings deposits and money market accounts	5,992,288	6,156,331	5,171,025	5,368,866	5,033,247
Time deposits	2,390,001	2,510,406	2,494,928	2,704,047	2,584,849
Total deposits	13,388,936	14,101,728	13,089,968	12,849,204	12,236,201
Deposits held-for-sale	—	—	122,216	128,508	—
Short-term and secured borrowings	434,695	258,788	432,385	6,563	235,319
Long-term debt	694,788	344,788	344,788	656,793	626,793
Accrued interest payable	7,543	7,004	6,948	6,987	6,282
Derivative liabilities	24,696	26,967	26,767	27,976	35,402
Other liabilities	90,441	82,644	98,631	79,128	64,586
Total liabilities	14,641,099	14,821,919	14,121,703	13,755,159	13,204,583
Equity
Common stock:
Voting	78,047	77,968	77,211	76,858	75,526
Nonvoting	—	—	—	285	1,585
Treasury stock	(29)	(5,560)	(53)	(6)	(945)
Additional paid-in capital	1,051,778	1,047,227	1,034,048	1,028,813	1,024,869
Retained earnings	435,872	390,247	349,556	313,123	273,380
Accumulated other comprehensive income, net of tax	19,128	29,547	20,917	16,236	23,406
Total equity	1,584,796	1,539,429	1,481,679	1,435,309	1,397,821
Total liabilities and equity	$16,225,895	$16,361,348	$15,603,382	$15,190,468	$14,602,404

Selected Financial Data
(Amounts in thousands, except per share data)
(Unaudited)
	2Q15		1Q15		4Q14		3Q14		2Q14
Selected Statement of Income Data:
Net interest income	$124,622		$121,993		$116,876		$116,758		$112,351
Net revenue (1)(2)	$158,717		$156,453		$148,180		$148,238		$143,354
Operating profit (1)(2)	$76,820		$73,308		$65,155		$70,402		$67,889
Provision for loan and covered loan losses	$2,116		$5,646		$4,120		$3,890		$327
Income before income taxes	$73,668		$66,718		$60,157		$65,701		$66,818
Net income available to common stockholders	$46,422		$41,484		$37,223		$40,527		$40,824
Per Common Share Data:
Basic earnings per share	$0.59		$0.53		$0.48		$0.52		$0.52
Diluted earnings per share	$0.58		$0.52		$0.47		$0.51		$0.52
Dividends declared	$0.01		$0.01		$0.01		$0.01		$0.01
Book value (period end) (1)	$20.13		$19.61		$18.95		$18.37		$17.90
Tangible book value (period end) (1)(2)	$18.88		$18.35		$17.67		$17.08		$16.61
Market value (period end)	$39.82		$35.17		$33.40		$29.91		$29.06
Book value multiple (period end)	1.98	x	1.79	x	1.76	x	1.63	x	1.62	x
Share Data:
Weighted-average common shares outstanding	77,942		77,407		77,173		77,110		77,062
Weighted-average diluted common shares outstanding	79,158		78,512		78,122		77,934		77,806
Common shares issued (period end)	78,718		78,654		78,180		78,121		78,101
Common shares outstanding (period end)	78,717		78,494		78,178		78,121		78,069
Performance Ratio:
Return on average common equity	11.85%		11.05%		10.03%		11.27%		11.88%
Return on average assets	1.15%		1.07%		0.95%		1.09%		1.14%
Return on average tangible common equity (1)(2)	12.75%		11.94%		10.89%		12.27%		12.97%
Net interest margin (1)(2)	3.17%		3.21%		3.07%		3.23%		3.21%
Fee revenue as a percent of total revenue (1)	20.97%		21.28%		20.66%		20.80%		21.11%
Non-interest income to average assets	0.82%		0.86%		0.78%		0.83%		0.84%
Non-interest expense to average assets	2.03%		2.14%		2.12%		2.09%		2.10%
Net overhead ratio (1)	1.21%		1.27%		1.35%		1.27%		1.26%
Efficiency ratio (1)(2)	51.60%		53.14%		56.03%		52.51%		52.64%
Balance Sheet Ratios:
Loans to deposits (period end) (3)	93.68%		86.30%		90.85%		89.87%		91.02%
Average interest-earning assets to average interest-bearing liabilities	144.67%		144.69%		145.10%		145.51%		143.72%
Capital Ratios (period end):
Total risk-based capital (1)	12.41%		12.29%		12.51%		13.18%		13.41%
Tier 1 risk-based capital (1)	10.49%		10.34%		10.49%		11.12%		11.24%
Tier 1 leverage ratio (1)	10.24%		10.16%		9.96%		10.70%		10.63%
Common equity Tier 1 (1)(4)	9.41%		9.23%		9.33%		9.38%		9.42%
Tangible common equity to tangible assets (1)(2)	9.22%		8.86%		8.91%		8.84%		8.94%
Total equity to total assets	9.77%		9.41%		9.50%		9.45%		9.57%

(1)	Refer to Glossary of Terms for definition.

(2)	This is a non-U.S. GAAP financial measure. Refer to "Non-U.S. GAAP Financial Measures" for a reconciliation from non-U.S. GAAP to U.S. GAAP.

(3)	Excludes covered assets. Refer to Glossary of Terms for definition.

(4)
Effective January 1, 2015, the common equity Tier 1 ratio is a required regulatory capital measure and as presented for the 2015 period is calculated in accordance with the new Basel III capital rules. For periods prior to January 1, 2015, this ratio was considered a non-U.S. GAAP financial measure and was calculated without giving effect to the final Basel III capital rules. Refer to "Non-U.S. GAAP Financial Measures" for a reconciliation from non-U.S. GAAP to U.S. GAAP for periods prior to 2015.

Selected Financial Data (continued)
(Dollars in thousands)
(Unaudited)
	2Q15	1Q15	4Q14	3Q14	2Q14
Additional Selected Information:
Decrease (increase) credit valuation adjustment on capital markets derivatives (1)	$616	$(805)	$(216)	$486	$(250)
Salaries and employee benefits:
Salaries and wages	$27,461	$27,002	$26,521	$26,178	$25,671
Share-based costs	4,316	5,143	4,118	3,872	3,892
Incentive compensation and commissions	13,091	11,062	12,053	12,294	10,493
Payroll taxes, insurance and retirement costs	5,152	9,154	4,054	4,077	4,349
Total salaries and employee benefits	$50,020	$52,361	$46,746	$46,421	$44,405
Loan and collection expense:
Loan origination and servicing expense	$1,607	$1,626	$1,528	$1,528	$1,202
Loan remediation expense	603	642	509	571	371
Total loan and collection expense	$2,210	$2,268	$2,037	$2,099	$1,573
Provision (release) for unfunded commitments	$507	$376	$2,514	$481	$(339)
Unfunded commitments, excluding covered assets	$6,135,242	$6,229,242	$6,041,301	$5,365,042	$4,957,324
Assets under management and administration (AUMA):
Personal managed	$1,892,973	$1,897,644	$1,786,633	$1,796,901	$1,834,034
Corporate and institutional managed	1,883,166	1,826,215	1,347,299	1,364,624	1,380,099
Total managed assets	3,776,139	3,723,859	3,133,932	3,161,525	3,214,133
Custody assets	3,682,388	3,604,333	3,511,996	3,319,188	3,151,829
Total AUMA	$7,458,527	$7,328,192	$6,645,928	$6,480,713	$6,365,962

Basic and Diluted Earnings per Common Share
(Amounts in thousands, except per share data)
	2Q15	1Q15	4Q14	3Q14	2Q14
Basic earnings per common share
Net income	$46,422	$41,484	$37,223	$40,527	$40,824
Net income allocated to participating stockholders (2)	(366)	(463)	(470)	(515)	(519)
Net income allocated to common stockholders	$46,056	$41,021	$36,753	$40,012	$40,305
Weighted-average common shares outstanding	77,942	77,407	77,173	77,110	77,062
Basic earnings per common share	$0.59	$0.53	$0.48	$0.52	$0.52
Diluted earnings per common share
Diluted earnings applicable to common stockholders (3)	$46,059	$41,028	$36,758	$40,017	$40,308
Weighted-average diluted common shares outstanding:
Weighted-average common shares outstanding	77,942	77,407	77,173	77,110	77,062
Dilutive effect of stock awards	1,216	1,105	949	824	744
Weighted-average diluted common shares outstanding	79,158	78,512	78,122	77,934	77,806
Diluted earnings per common share	$0.58	$0.52	$0.47	$0.51	$0.52

(1)	Refer to Glossary of Terms for definition.

(2)
Participating stockholders are those that hold certain share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents. Such shares or units are considered participating securities (i.e., the Company’s deferred stock units and certain restricted stock units and nonvested restricted stock awards).

(3)
Net income allocated to common stockholders for basic and diluted earnings per share may differ under the two-class method as a result of adding common stock equivalents for options to dilutive shares outstanding, which alters the ratio used to allocate earnings to common stockholders and participating securities for the purposes of calculating diluted earnings per share.

Loan Portfolio Composition (excluding covered assets (1))
(Dollars in thousands)
	6/30/15	% of Total	3/31/15	% of Total	12/31/14	% of Total	9/30/14	% of Total	6/30/14	% of Total
	Unaudited		Unaudited		Audited		Unaudited		Unaudited
Commercial and industrial	$6,397,736	51%	$6,213,029	51%	$5,996,070	50%	$5,932,562	51%	$5,738,523	51%
Commercial - owner-occupied CRE	2,048,489	16%	1,977,601	16%	1,892,564	16%	1,843,199	16%	1,731,060	16%
Total commercial	8,446,225	67%	8,190,630	67%	7,888,634	66%	7,775,761	67%	7,469,583	67%
Commercial real estate	2,432,608	19%	2,411,359	20%	2,323,616	20%	2,233,018	19%	2,086,976	19%
Commercial real estate - multi-family	561,924	5%	492,695	4%	593,103	5%	546,641	5%	533,854	5%
Total commercial real estate	2,994,532	24%	2,904,054	24%	2,916,719	25%	2,779,659	24%	2,620,830	24%
Construction	371,096	3%	357,258	3%	381,102	3%	307,066	3%	360,313	3%
Residential real estate	415,826	3%	376,741	3%	361,565	3%	343,573	3%	337,329	3%
Home equity	137,461	1%	138,734	1%	142,177	1%	141,159	1%	144,081	1%
Personal	178,141	2%	203,067	2%	202,022	2%	200,369	2%	204,806	2%
Total loans	$12,543,281	100%	$12,170,484	100%	$11,892,219	100%	$11,547,587	100%	$11,136,942	100%
Total new loans to new clients (2)	$344,356		$385,777		$451,896		$421,326		$364,771

(1)	Refer to Glossary of Terms for definition.

(2)	Amounts are unaudited.

Commercial Loan Portfolio Composition by Industry Segment
(Dollars in thousands)
(Unaudited)
(Classified pursuant to the North American Industrial Classification System standard industry descriptions and represents our client's primary business activity)
	June 30, 2015		March 31, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Healthcare	$1,938,339	23%	$1,892,977	23%	$1,787,092	23%
Manufacturing	1,835,288	22%	1,743,868	21%	1,746,328	22%
Finance and insurance	873,846	10%	881,395	11%	779,146	10%
Wholesale trade	690,011	8%	690,463	8%	685,247	9%
Real estate, rental and leasing	569,449	7%	552,710	7%	549,467	7%
Administrative, support, waste management and remediation services	522,696	6%	542,537	7%	505,939	6%
Professional, scientific and technical services	519,084	6%	491,047	6%	447,483	6%
Architecture, engineering and construction	287,209	4%	302,033	4%	288,527	4%
Retail	269,041	3%	277,997	3%	277,393	3%
All other (1)	941,262	11%	815,603	10%	822,012	10%
Total commercial (2)	$8,446,225	100%	$8,190,630	100%	$7,888,634	100%

Commercial Real Estate and Construction Loan Portfolio by Collateral Type
(Dollars in thousands)
(Unaudited)
	June 30, 2015		March 31, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial Real Estate
Retail	$699,758	23%	$681,323	23%	$608,102	21%
Multi-family	561,924	19%	492,695	17%	593,103	20%
Office	517,519	17%	528,869	18%	543,657	19%
Healthcare	304,834	10%	365,480	13%	361,476	12%
Industrial/warehouse	295,531	10%	279,389	10%	264,976	9%
Land	239,704	8%	210,550	7%	199,497	7%
Residential 1-4 family	82,277	3%	86,173	3%	76,995	3%
Mixed use/other	292,985	10%	259,575	9%	268,913	9%
Total commercial real estate	$2,994,532	100%	$2,904,054	100%	$2,916,719	100%
Construction
Multi-family	$119,812	32%	$109,327	30%	113,206	30%
Retail	79,784	21%	98,121	27%	100,086	26%
Industrial/warehouse	49,809	13%	55,696	16%	43,779	11%
Residential 1-4 family	32,087	9%	33,104	9%	32,419	9%
Healthcare	27,624	8%	16,171	5%	22,382	6%
Office	24,653	7%	16,185	5%	14,447	4%
Mixed use/other	37,327	10%	28,654	8%	54,783	14%
Total construction	$371,096	100%	$357,258	100%	$381,102	100%

(1)	All other consists of numerous smaller balances across a variety of industries with no category greater than 3%.

(2)	Includes owner-occupied commercial real estate of $2.0 billion at June 30, 2015 and March 31, 2015 and $1.9 billion at December 31, 2014.

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	2Q15	1Q15	4Q14	3Q14	2Q14
Credit Quality Key Ratios
Net charge-offs (annualized) to average loans	0.05%	0.05%	0.05%	*	0.08%
Nonperforming loans to total loans	0.45%	0.58%	0.57%	0.64%	0.69%
Nonperforming loans to total assets	0.35%	0.43%	0.43%	0.48%	0.52%
Nonperforming assets to total assets	0.44%	0.53%	0.54%	0.60%	0.66%
Allowance for loan losses to:
Total loans	1.25%	1.29%	1.28%	1.30%	1.32%
Nonperforming loans	278%	221%	226%	204%	191%
Nonperforming assets
Loans past due 90 days and accruing	$—	$—	$—	$—	$—
Nonaccrual loans	56,574	71,018	67,544	73,429	76,589
OREO	15,084	15,625	17,416	17,293	19,823
Total nonperforming assets	$71,658	$86,643	$84,960	$90,722	$96,412
Restructured loans accruing interest	$36,686	$22,368	$22,745	$22,136	$32,982
Loans past due and still accruing
30-59 days	$2,151	$6,673	$7,696	$711	$3,566
60-89 days	672	2,544	4,120	2,746	117
Total loans past due and still accruing	$2,823	$9,217	$11,816	$3,457	$3,683
Special mention loans	$132,441	$102,651	$100,989	$76,611	$119,878
Potential problem loans	$137,757	$107,038	$87,442	$119,770	$125,033

Nonperforming Loans Rollforward
Beginning balance	$71,018	$67,544	$73,429	$76,589	$93,827
Additions:
New nonaccrual loans	6,884	16,279	6,052	16,767	16,327
Reductions:
Return to performing status	—	(97)	(439)	—	—
Paydowns and payoffs, net of advances	(15,800)	(4,841)	(457)	(16,371)	(19,936)
Net sales	(317)	(2,407)	(1,800)	(1,053)	(7,875)
Transfer to OREO	(1,996)	(2,152)	(6,177)	(776)	(1,111)
Charge-offs	(3,215)	(3,308)	(3,064)	(1,727)	(4,643)
Total reductions	(21,328)	(12,805)	(11,937)	(19,927)	(33,565)
Balance at end of period	$56,574	$71,018	$67,544	$73,429	$76,589

(1)	Refer to Glossary of Terms for definition.

*	Less than 0.01%.

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)

Credit Quality Indicators
	Special Mention Loans	% of Portfolio Loan Type	Potential Problem Loans	% of Portfolio Loan Type	Non-Performing Loans	% of Portfolio Loan Type	Total Loans
June 30, 2015
Commercial	$124,689	1.5%	$125,948	1.5%	$27,845	0.3%	$8,446,225
Commercial real estate	83	*	2,614	0.1%	13,441	0.4%	2,994,532
Construction	—	—%	—	—%	—	—%	371,096
Residential real estate	6,148	1.5%	6,533	1.6%	4,116	1.0%	415,826
Home equity	806	0.6%	2,618	1.9%	11,148	8.1%	137,461
Personal	715	0.4%	44	*	24	*	178,141
Total	$132,441	1.1%	$137,757	1.1%	$56,574	0.5%	$12,543,281
March 31, 2015
Commercial	$97,851	1.2%	$95,448	1.2%	$38,973	0.5%	$8,190,630
Commercial real estate	130	*	2,925	0.1%	15,619	0.5%	2,904,054
Construction	—	—%	—	—%	—	—%	357,258
Residential real estate	3,323	0.9%	6,045	1.6%	4,763	1.3%	376,741
Home equity	502	0.4%	2,599	1.9%	11,345	8.2%	138,734
Personal	845	0.4%	21	*	318	0.2%	203,067
Total	$102,651	0.8%	$107,038	0.9%	$71,018	0.6%	$12,170,484

*	Less than 0.1%.

Allowance for Loan Losses (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	2Q15	1Q15	4Q14	3Q14	2Q14
Change in allowance for loan losses:
Balance at beginning of period	$156,610	$152,498	$150,135	$146,491	$146,768
Loans charged-off:
Commercial	(2,921)	(2,202)	(1,732)	(227)	(2,142)
Commercial real estate	(98)	(887)	(417)	(1,133)	(2,082)
Construction	—	—	1	(7)	—
Residential real estate	(194)	(37)	(847)	(252)	(180)
Home equity	—	(371)	(130)	(172)	(268)
Personal	(28)	(10)	(7)	(8)	(13)
Total charge-offs	(3,241)	(3,507)	(3,132)	(1,799)	(4,685)
Recoveries on loans previously charged-off:
Commercial	984	511	720	1,145	813
Commercial real estate	272	598	270	356	1,360
Construction	164	19	57	6	9
Residential real estate	47	57	231	9	135
Home equity	73	70	73	67	60
Personal	86	873	167	128	20
Total recoveries	1,626	2,128	1,518	1,711	2,397
Net (charge-offs) recoveries	(1,615)	(1,379)	(1,614)	(88)	(2,288)
Provisions charged to operating expenses	2,056	5,491	3,977	3,732	2,011
Balance at end of period	$157,051	$156,610	$152,498	$150,135	$146,491
Allocation of allowance for loan losses:
General allocated reserve:
Commercial	$110,255	$98,230	$91,975	$89,904	$85,213
Commercial real estate	26,108	29,405	29,397	27,164	28,420
Construction	3,816	4,026	4,290	4,029	3,621
Residential real estate	4,651	4,793	4,581	4,515	4,650
Home equity	2,750	2,296	3,069	3,025	3,300
Personal	2,003	2,224	2,559	2,517	2,800
Total allocated	149,583	140,974	135,871	131,154	128,004
Specific reserve	7,468	15,636	16,627	18,981	18,487
Total	$157,051	$156,610	$152,498	$150,135	$146,491
Allocation of reserve by a percent of total allowance for loan losses:
General allocated reserve:
Commercial	70%	63%	60%	59%	59%
Commercial real estate	17%	19%	19%	18%	19%
Construction	2%	3%	3%	3%	2%
Residential real estate	3%	3%	3%	3%	3%
Home equity	2%	1%	2%	2%	2%
Personal	1%	1%	2%	2%	2%
Total allocated	95%	90%	89%	87%	87%
Specific reserve	5%	10%	11%	13%	13%
Total	100%	100%	100%	100%	100%
Allowance for loan losses to:
Total loans	1.25%	1.29%	1.28%	1.30%	1.32%
Nonperforming loans	278%	221%	226%	204%	191%

(1)	Refer to Glossary of Terms for definition.

Deposits
(Dollars in thousands)
	6/30/15	% of Total	3/31/15	% of Total	12/31/14	% of Total	9/30/14	% of Total	6/30/14	% of Total
	Unaudited		Unaudited		Audited		Unaudited		Unaudited
Noninterest-bearing demand deposits	$3,702,377	28%	$3,936,181	28%	$3,516,695	27%	$3,342,862	26%	$3,387,424	28%
Interest-bearing demand deposits	1,304,270	10%	1,498,810	11%	1,907,320	15%	1,433,429	11%	1,230,681	10%
Savings deposits	329,258	2%	331,796	2%	319,100	2%	310,850	2%	281,099	2%
Money market accounts	5,663,030	42%	5,824,535	41%	4,851,925	37%	5,058,016	39%	4,752,148	39%
Time deposits	2,390,001	18%	2,510,406	18%	2,494,928	19%	2,704,047	22%	2,584,849	21%
Total deposits	$13,388,936	100%	$14,101,728	100%	$13,089,968	100%	$12,849,204	100%	$12,236,201	100%
Total new deposits from new clients (1)	$251,361		$302,849		$330,000		$269,176		$199,811

(1)	Amounts are unaudited.

Brokered Deposit Composition
(Dollars in thousands)
(Unaudited)
	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Noninterest-bearing demand deposits	$231,193	$264,493	$107,564	$104,957	$90,422
Interest-bearing demand deposits	304,876	323,094	641,466	415,953	386,426
Money market accounts	1,926,246	1,891,590	1,448,663	1,545,778	1,505,659
Time deposits:
Traditional	624,137	673,944	564,116	663,393	604,688
CDARS (1)	348,073	458,192	521,995	597,449	554,575
Other	90,438	87,732	82,714	101,408	114,072
Non-client CDARS	—	—	—	—	12,866
Total time deposits	1,062,648	1,219,868	1,168,825	1,362,250	1,286,201
Total brokered deposits	$3,524,963	$3,699,045	$3,366,518	$3,428,938	$3,268,708
Brokered deposits as a % of total deposits	26%	26%	26%	27%	27%

(1)	The CDARS® deposit program is a deposit services arrangement that effectively achieves FDIC deposit insurance for jumbo deposit relationships.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Quarter Ended
	June 30, 2015			March 31, 2015			June 30, 2014
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$393,761	$245	0.25%	$420,844	$261	0.25%	$225,135	$139	0.24%
Securities:
Taxable	2,396,003	13,541	2.26%	2,362,725	13,556	2.30%	2,291,837	13,625	2.38%
Tax-exempt (2)	383,514	3,017	3.15%	347,856	2,750	3.16%	268,765	2,176	3.24%
Total securities	2,779,517	16,558	2.38%	2,710,581	16,306	2.41%	2,560,602	15,801	2.47%
FHLB stock	26,415	63	0.94%	28,664	48	0.67%	28,916	59	0.81%
Loans, excluding covered assets:
Commercial	8,426,836	88,317	4.15%	8,096,853	84,992	4.20%	7,485,211	81,366	4.30%
Commercial real estate	2,916,389	27,019	3.67%	2,887,159	27,586	3.82%	2,470,926	22,132	3.54%
Construction	392,676	4,036	4.07%	388,437	3,798	3.91%	378,189	3,612	3.78%
Residential	415,942	3,541	3.40%	386,106	3,488	3.61%	348,267	3,221	3.70%
Personal and home equity	320,661	2,457	3.07%	342,088	2,481	2.94%	355,262	2,747	3.10%
Total loans, excluding covered assets (3)	12,472,504	125,370	3.98%	12,100,643	122,345	4.05%	11,037,855	113,078	4.06%
Covered assets (4)	30,939	277	3.61%	32,801	357	4.41%	84,246	618	2.91%
Total interest-earning assets (2)	15,703,136	$142,513	3.60%	15,293,533	$139,317	3.65%	13,936,754	$129,695	3.69%
Cash and due from banks	173,915			171,330			148,143
Allowance for loan and covered loan losses	(164,844)			(160,550)			(164,694)
Other assets	496,560			486,600			486,593
Total assets	$16,208,767			$15,790,913			$14,406,796
Liabilities and Equity :
Interest-bearing demand deposits	$1,428,497	$966	0.27%	$1,524,124	$1,006	0.27%	$1,199,553	$842	0.28%
Savings deposits	330,092	322	0.39%	325,615	312	0.39%	285,501	194	0.27%
Money market accounts	5,879,152	4,631	0.32%	5,538,192	4,298	0.31%	4,947,609	3,893	0.32%
Time deposits	2,437,037	5,730	0.94%	2,560,036	5,639	0.89%	2,591,585	5,034	0.78%
Total interest-bearing deposits	10,074,778	11,649	0.46%	9,947,967	11,255	0.46%	9,024,248	9,963	0.44%
Short-term and secured borrowings	327,226	234	0.28%	276,841	197	0.28%	45,363	141	1.23%
Long-term debt	452,480	4,972	4.39%	344,788	4,928	5.72%	627,716	6,496	4.13%
Total interest-bearing liabilities	10,854,484	16,855	0.62%	10,569,596	16,380	0.63%	9,697,327	16,600	0.69%
Noninterest-bearing demand deposits	3,637,010			3,552,717			3,202,460
Other liabilities	145,377			146,199			128,428
Equity	1,571,896			1,522,401			1,378,581
Total liabilities and equity	$16,208,767			$15,790,913			$14,406,796
Net interest spread (2)(5)			2.98%			3.02%			3.00%
Contribution of noninterest-bearing sources of funds			0.19%			0.19%			0.21%
Net interest income/margin (2)(5)		125,658	3.17%		122,937	3.21%		113,095	3.21%
Less: tax equivalent adjustment		1,036			944			744
Net interest income, as reported		$124,622			$121,993			$112,351

(1)	Interest income included $6.3 million, $7.5 million, and $6.6 million in loan fees for the quarter ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $63.7 million, $69.3 million, and $86.7 million for the quarter ended June 30, 2015, March 31, 2015, and June 30, 2014, respectively. Interest foregone on impaired loans was estimated to be approximately $613,000, $671,000 and $836,000 for the quarter ended June 30, 2015, March 31, 2015, and June 30, 2014, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Refer to Glossary of Terms for definition.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Six Months Ended June 30,
	2015			2014
	Average Balance	Interest (1)	Yield / Rate	Average Balance	Interest (1)	Yield / Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$407,228	$506	0.25%	$229,200	$281	0.24%
Securities:
Taxable	2,379,456	27,097	2.28%	2,264,882	26,880	2.37%
Tax-exempt (2)	365,783	5,767	3.15%	267,167	4,505	3.37%
Total securities	2,745,239	32,864	2.40%	2,532,049	31,385	2.48%
FHLB stock	27,533	111	0.80%	29,457	92	0.62%
Loans, excluding covered assets:
Commercial	8,262,658	173,309	4.17%	7,336,579	159,581	4.33%
Commercial real estate	2,901,855	54,604	3.74%	2,479,255	44,141	3.54%
Construction	390,666	7,834	3.99%	346,880	6,689	3.84%
Residential	401,106	7,027	3.50%	349,426	6,579	3.77%
Personal and home equity	331,315	4,939	3.01%	358,784	5,500	3.09%
Total loans, excluding covered assets (3)	12,287,600	247,713	4.01%	10,870,924	222,490	4.07%
Covered assets (4)	31,865	636	4.02%	90,012	1,405	3.12%
Total interest-earning assets (2)	15,499,465	$281,830	3.62%	13,751,642	$255,653	3.70%
Cash and due from banks	172,629			147,448
Allowance for loan and covered loan losses	(162,709)			(164,813)
Other assets	491,609			485,268
Total assets	$16,000,994			$14,219,545
Liabilities and Equity:
Interest-bearing demand deposits	$1,476,046	$1,972	0.27%	$1,246,343	$1,784	0.29%
Savings deposits	327,866	634	0.39%	285,104	391	0.28%
Money market accounts	5,709,614	8,929	0.32%	4,804,677	7,670	0.32%
Time deposits	2,498,196	11,369	0.92%	2,569,668	9,840	0.77%
Total interest-bearing deposits	10,011,722	22,904	0.46%	8,905,792	19,685	0.45%
Short-term and secured borrowings	302,173	431	0.28%	44,332	337	1.51%
Long-term debt	398,931	9,900	4.96%	627,754	12,984	4.13%
Total interest-bearing liabilities	10,712,826	33,235	0.62%	9,577,878	33,006	0.69%
Noninterest-bearing demand deposits	3,595,097			3,152,119
Other liabilities	145,786			132,432
Equity	1,547,285			1,357,116
Total liabilities and equity	$16,000,994			$14,219,545
Net interest spread (2)(5)			3.00%			3.01%
Contribution of noninterest-bearing sources of funds			0.19%			0.21%
Net interest income/margin (2)(5)		248,595	3.19%		222,647	3.22%
Less: tax-equivalent adjustment		1,980			1,544
Net interest income, as reported		$246,615			$221,103

(1)	Interest income included $13.8 million and $12.7 million in loan fees for the six months ended June 30, 2015 and 2014, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $65.8 million and $89.3 million for the six months ended June 30, 2015 and 2014, respectively. Interest foregone on impaired loans was estimated to be approximately$1.3 million and $1.7 million for the six months ended June 30, 2015 and 2014, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Refer to Glossary of Terms for definition.

NON-U.S. GAAP FINANCIAL MEASURES

This press release contains both U.S. GAAP and non-U.S. GAAP based financial measures. These non-U.S. GAAP financial measures include net interest income, adjusted net income, net interest margin, net revenue, operating profit, and efficiency ratio all on a fully taxable-equivalent basis, return on average tangible common equity, common equity Tier 1 ratio (prior to 2015), tangible common equity to risk-weighted assets, tangible common equity to tangible assets, and tangible book value. We believe that presenting these non-U.S. GAAP financial measures may provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry.

We use net interest income on a taxable-equivalent basis in calculating various performance measures by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments assuming a 35% tax rate. Management believes this measure to be the preferred industry measurement of net interest income as it enhances comparability to net interest income arising from taxable and tax-exempt sources, and accordingly believes that providing this measure may be useful for peer comparison purposes.

In addition to capital ratios defined by banking regulators, we also consider various measures when evaluating capital utilization and adequacy, including return on average tangible common equity, tangible common equity to risk-weighted assets, tangible common equity to tangible assets, and tangible book value. These calculations are intended to complement the capital ratios defined by banking regulators for both absolute and comparative purposes. All of these measures exclude the ending balances of goodwill and other intangibles while certain of these ratios exclude preferred capital components. Because U.S. GAAP does not include capital ratio measures, we believe there are no comparable U.S. GAAP financial measures to these ratios. We believe these non-U.S. GAAP financial measures are relevant because they provide information that is helpful in assessing the level of capital available to withstand unexpected market conditions. Additionally, presentation of these measures allows readers to compare certain aspects of our capitalization to other similar companies. However, because there are no standardized definitions for these ratios, our calculations may not be comparable with other companies. For the periods prior to January 1, 2015, the common equity Tier 1 ratio contained herein is calculated without giving effect to the final Basel III capital rules.

Non-U.S. GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-U.S. GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under U.S. GAAP. As a result, we encourage readers to consider our Consolidated Financial Statements in their entirety and not to rely on any single financial measure.

Non-U.S. GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

The following table reconciles non-U.S. GAAP financial measures to U.S. GAAP.

	Quarter Ended
	2015		2014
	June 30	March 31	December 31	September 30	June 30
Taxable-equivalent net interest income
U.S. GAAP net interest income	$124,622	$121,993	$116,876	$116,758	$112,351
Taxable-equivalent adjustment	1,036	944	878	811	744
Taxable-equivalent net interest income (a)	$125,658	$122,937	$117,754	$117,569	$113,095

Average Earning Assets (b)	$15,703,136	$15,293,533	$15,022,425	$14,283,920	$13,936,754

Net Interest Margin ((a) annualized) / (b)	3.17%	3.21%	3.07%	3.23%	3.21%

Net Revenue
Taxable-equivalent net interest income	$125,658	$122,937	$117,754	$117,569	$113,095
U.S. GAAP non-interest income	33,059	33,516	30,426	30,669	30,259
Net revenue (c)	$158,717	$156,453	$148,180	$148,238	$143,354

Operating Profit
U.S. GAAP income before income taxes	$73,668	$66,718	$60,157	$65,701	$66,818
Provision for loan and covered loan losses	2,116	5,646	4,120	3,890	327
Taxable-equivalent adjustment	1,036	944	878	811	744
Operating profit	$76,820	$73,308	$65,155	$70,402	$67,889

Efficiency Ratio
U.S. GAAP non-interest expense (d)	$81,897	$83,145	$83,025	$77,836	$75,465
Net revenue	$158,717	$156,453	$148,180	$148,238	$143,354
Efficiency ratio (d) / (c)	51.60%	53.14%	56.03%	52.51%	52.64%

Adjusted Net Income
U.S. GAAP net income available to common stockholders	$46,422	$41,484	$37,223	$40,527	$40,824
Amortization of intangibles, net of tax	398	397	449	458	458
Adjusted net income (e)	$46,820	$41,881	$37,672	$40,985	$41,282

Average Tangible Common Equity
U.S. GAAP average total equity	$1,571,896	$1,522,401	$1,472,111	$1,426,273	$1,378,581
Less: average goodwill	94,041	94,041	94,041	94,041	94,041
Less: average other intangibles	4,897	5,551	6,243	6,996	7,749
Average tangible common equity (f)	$1,472,958	$1,422,809	$1,371,827	$1,325,236	$1,276,791

Return on average tangible common equity ((e) annualized) / (f)	12.75%	11.94%	10.89%	12.27%	12.97%

Non-U.S. GAAP Financial Measures (continued)
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2015	2014
Taxable-equivalent net interest income
U.S. GAAP net interest income	$246,615	$221,103
Taxable-equivalent adjustment	1,980	1,544
Taxable-equivalent net interest income (a)	$248,595	$222,647
Average Earning Assets (b)	$15,499,465	$13,751,642
Net Interest Margin ((a) annualized) / (b)	3.19%	3.22%
Net Revenue
Taxable-equivalent net interest income	$248,595	$222,647
U.S. GAAP non-interest income	66,575	56,495
Net revenue (c)	$315,170	$279,142
Operating Profit
U.S. GAAP income before income taxes	$140,386	$122,349
Provision for loan and covered loan losses	7,762	4,034
Taxable-equivalent adjustment	1,980	1,544
Operating profit	$150,128	$127,927
Efficiency Ratio
U.S. GAAP non-interest expense (d)	$165,042	$151,215
Net revenue	$315,170	$279,142
Efficiency ratio (d) / (c)	52.37%	54.17%
Adjusted Net Income
U.S. GAAP net income available to common stockholders	$87,906	$75,329
Amortization of intangibles, net of tax	795	916
Adjusted net income (e)	$88,701	$76,245
Average Tangible Common Equity
U.S. GAAP average total equity	$1,547,285	$1,357,116
Less: average goodwill	94,041	94,041
Less: average other intangibles	5,222	8,125
Average tangible common equity (f)	$1,448,022	$1,254,950
Return on average tangible common equity ((e) annualized) / (f)	12.35%	12.27%

Non-U.S. GAAP Financial Measures (continued)
(Dollars in thousands)
(Unaudited)

			Quarter Ended
			2014
			December 31	September 30	June 30
Common Equity Tier 1
U.S. GAAP total equity			$1,481,679	$1,435,309	$1,397,821
Trust preferred securities			169,788	244,793	244,793
Less: accumulated other comprehensive income, net of tax			20,917	16,236	23,406
Less: goodwill			94,041	94,041	94,041
Less: other intangibles			5,885	6,627	7,381
Less: disallowed servicing rights			44	42	32
Tier 1 risk-based capital			1,530,580	1,563,156	1,517,754
Less: trust preferred securities			169,788	244,793	244,793
Common equity Tier 1 (g)			$1,360,792	$1,318,363	$1,272,961

	Quarter Ended
	2015		2014
	June 30	March 31	December 31	September 30	June 30
Tangible Common Equity
U.S. GAAP total equity	$1,584,796	$1,539,429	$1,481,679	$1,435,309	$1,397,821
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	4,586	5,230	5,885	6,627	7,381
Tangible common equity (h)	$1,486,169	$1,440,158	$1,381,753	$1,334,641	$1,296,399

Tangible Assets
U.S. GAAP total assets	$16,225,895	$16,361,348	$15,603,382	$15,190,468	$14,602,404
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	4,586	5,230	5,885	6,627	7,381
Tangible assets (i)	$16,127,268	$16,262,077	$15,503,456	$15,089,800	$14,500,982

Risk-weighted Assets (j)	$15,706,019	$15,395,081	$14,592,655	$14,053,735	$13,506,797

Period-end Common Shares Outstanding (k)	78,717	78,494	78,178	78,121	78,069

Ratios:
Common equity Tier 1 ratio (g) / (j) (1)	—	—	9.33%	9.38%	9.42%
Tangible common equity to risk-weighted assets (h) / (j)	9.46%	9.35%	9.47%	9.50%	9.60%
Tangible common equity to tangible assets (h) / (i)	9.22%	8.86%	8.91%	8.84%	8.94%
Tangible book value (h) / (k)	$18.88	$18.35	$17.67	$17.08	$16.61
(1) Effective January 1, 2015, the common equity Tier 1 ratio became a required regulatory capital measure and is calculated in accordance with the new capital rules. For the periods prior to January 1, 2015, this ratio is considered a Non-GAAP measure and was calculated without giving effect to the final Basel III capital rules.

Glossary of Terms

Assets under management and administration (“AUMA”) - Assets held in trust where we serve as trustee or in accounts where we make investment decisions on behalf of clients. AUMA also includes non-managed assets we hold in custody for clients or for which we receive fees for advisory or brokerage services. We do not include these assets on our Consolidated Balance Sheets.

Book value - Total common equity divided by outstanding shares of common stock at end of period.

Common equity - Total equity less preferred stock.

Common equity Tier 1 - Tier 1 risk-based capital, as defined by the Board of Governors of the Federal Reserve System in effect as of the respective reporting periods, less preferred equity, less trust preferred securities, and less noncontrolling interests.

Common equity Tier 1 to risk-weighted assets ratio - Common equity Tier 1 divided by period-end risk-weighted assets as defined by the Board of Governors of the Federal Reserve System in effect as of the respective reporting periods.

Covered assets - Assets acquired through an FDIC-assisted transaction that are subject to a loss share agreement and are presented separately on the Consolidated Balance Sheets.

Credit quality indicators - We have adopted an internal risk rating policy in which each loan is rated for credit quality with a numerical rating of 1 through 8. Loans rated 5 and better (1-5 ratings, inclusive) are credits that exhibit acceptable financial performance, cash flow, and leverage. We attempt to mitigate risk by loan structure, collateral, monitoring, and other credit risk management controls. Credits rated 6 are performing in accordance with contractual terms but are considered "special mention" as these credits demonstrate potential weakness that if left unresolved, may result in deterioration in the Company’s credit position and/or the repayment prospects for the credit. Borrowers rated special mention may exhibit adverse operating trends, high leverage, tight liquidity or other credit concerns. Loans rated 7 may be classified as either accruing ("potential problem") or nonaccrual ("nonperforming"). Potential problem loans, like special mention, are loans that are performing in accordance with contractual terms, but for which management has some level of concern (greater than that of special mention loans) about the ability of the borrowers to meet existing repayment terms in future periods. These loans continue to accrue interest but the ultimate collection of these loans in full is questionable due to the same conditions that characterize a 6-rated credit. These credits may also have somewhat increased risk profiles as a result of the current net worth and/or paying capacity of the obligor or guarantors or the value of the collateral pledged. These loans generally have a well-defined weakness that may jeopardize collection of the debt and are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not resolved. Although these loans are generally identified as potential problem loans and require additional attention by management, they may never become nonperforming. Nonperforming loans include nonaccrual loans risk rated 7 or 8 and have all the weaknesses inherent in a 7-rated potential problem loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently-existing facts, conditions and values, highly questionable and improbable. Special mention, potential problem and nonperforming loans are reviewed at a minimum on a quarterly basis, while all other rated credits over a certain dollar threshold, depending on loan type, are reviewed annually or more frequently as the circumstances warrant.

Credit valuation adjustment ("CVA") - An adjustment may need to be incorporated into the valuation of derivative instruments for nonperformance risk to include the counterparty’s credit risk and the Company’s own credit risk. This adjustment is referred to as the CVA. The CVA represents the credit component of fair value with regard to both client-based trades and the related matched trades with interbank dealer counterparties.

Efficiency ratio - Total non-interest expense divided by the sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Fee revenue as percent of total revenue ratio - Total non-interest income less net securities gains (losses) divided by the sum of net interest income and non-interest income less net securities gains (losses).

U.S. GAAP - Accounting principles generally accepted in the United States of America.

Net interest margin - Expressed as a percentage, net interest margin is a ratio computed as annualized taxable-equivalent net interest income divided by average interest-earning assets. The annualization of net interest income for the quarterly yield takes into consideration the interest payment convention at the product level. This is a non-U.S. GAAP financial measure.

Net interest spread - The difference between the average yield earned on interest-earning assets on a taxable-equivalent basis and the average rate paid for interest-bearing liabilities.

Glossary of Terms (continued)

Net overhead ratio - Total non-interest expense less non-interest income divided by average total assets.

Net revenue - The sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Non-U.S. GAAP - Certain financial measures within this document that are not formally defined by U.S. GAAP or codified in the federal banking regulations. A reconciliation of these non-U.S. GAAP financial measures may be found on the previous pages.

Operating profit - The sum of U.S. GAAP income before income taxes, provision for loan and covered loan losses and taxable-equivalent adjustment. This is a non-U.S. GAAP financial measure.

Return on average tangible common equity - Annualized net income available to common stockholders, adjusted for tax-affected amortization of intangibles, divided by average tangible common equity. Average tangible common equity equals average total equity less average goodwill, average intangible assets, and average preferred stock. This is a non-U.S. GAAP financial measure.

Risk-weighted assets - Computed by the assignment of specific risk-weights to assets and off-balance sheet instruments determined in accordance with the applicable regulations of the Board of Governors of the Federal Reserve System in effect as of the respective reporting periods.

Tangible book value - Total common equity less goodwill and other intangibles divided by outstanding shares of common stock at end of period. This is a non-U.S. GAAP financial measure.

Tangible common equity to tangible assets ratio - Tangible common equity divided by tangible assets, where tangible common equity equals total equity less preferred stock, goodwill and other intangible assets and tangible assets equals total assets less goodwill and other intangible assets. This is a non-U.S. GAAP financial measure.

Taxable-equivalent net interest income - The interest income earned on certain assets is completely or partially exempt from Federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of yields and margins for all interest-earning assets, we use interest income on a taxable-equivalent basis in calculating average yields and net interest margins by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on other taxable investments. This adjustment is not permitted under U.S. GAAP on the Consolidated Income Statement.

Tier 1 equity to risk-weighted assets ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets as defined by the Board of Governors of the Federal Reserve System in effect as of the respective reporting periods.

Tier 1 leverage ratio - Tier 1 risk-based capital divided by adjusted average total assets.

Tier 1 risk-based capital - Total equity, plus trust preferred securities; less goodwill and certain other intangible assets, less ineligible servicing assets, less disallowed deferred tax assets and less net unrealized holding gains (losses) on available-for-sale equity securities, available-for-sale debt securities, and cash flow hedge derivatives.

Tier 1 risk-based capital ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Total risk-based capital - Tier 1 risk-based capital plus qualifying subordinated debt, other noncontrolling interests not qualified as Tier 1, eligible gains on available-for-sale equity securities and the allowance for loan and lease losses, subject to certain limitations.

Total risk-based capital ratio - Total risk-based capital divided by period-end risk-weighted assets.